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                                                                    Exhibit 99.1

Tangram Enterprise Solutions, Inc.
First Quarter 2002 Financial Results Conference Call

Date:          May 10, 2002   11:00 a.m. EST

Speakers:      Norm Phelps, president and CEO
               John Nelli, senior vice president and chief financial officer
               Ron Nabors, senior vice president of worldwide sales and customer care

Operator:

Ladies and gentlemen, thank you for standing by and welcome to Tangram Enterprise Solutions' First Quarter 2002 Investor Conference Call. At this time, all participants are in a listen only mode. At the conclusion of the company's formal remarks we will conduct a question and answer session. At that time, I will provide instructions on how to ask questions.

As a reminder, this call is being recorded on Friday, May 10, 2002. At the conclusion of the call, an audio replay will be available from Tangram's Web site until May 24 or by dialing 1-888-509-0082 through May 14.

At this time I would like to turn the call over to Tracey Minnich of Tangram Enterprise Solutions.

Tracey Minnich:
Thank you. And thank you all for joining us this morning. I am here with Norm Phelps, president and CEO of Tangram, John Nelli, chief financial officer, and Ron Nabors, senior vice president of worldwide sales and customer care. We will begin the discussion this morning with Mr. Phelps providing his executive commentary on the company's first quarter results and business outlook. He will then turn the call over to Mr. Nabors who will present some of the company's current initiatives for the coming quarters. At the conclusion of the prepared statements, Mr. Phelps, Mr. Nelli, and Mr. Nabors will be happy to answer questions.

Before we begin, let me remind all participants that statements made in this conference call regarding expectations of future business, operating results, or other performance factors, including any statements regarding strategies of Tangram, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not guarantees of the future performance of Tangram and actual results may vary materially from the results and expectations discussed in this conference call. The risks affecting our business are identified and described in more detail in Tangram's Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2002 and in other SEC filings. We encourage investors in Tangram common stock to read this information carefully. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

I will now turn the call over to Mr. Phelps.

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Norm Phelps:
Thank you, and welcome everyone to our first quarter investor conference call.

As we reported in the press release this morning, Tangram's revenue for the first quarter was $3.1 million. This represents a 13% decline in revenue from the comparable quarter of last year, and a 34% decline from fourth quarter of 2001. The net loss for the quarter was $421,000, or 2 cents per share, compared to a net loss of $569,000, or 3 cents per share, in the first quarter of 2001.

I can assure every Tangram investor, every Tangram customer, and every Tangram associate that our first quarter performance results are by no means satisfactory to the Tangram management team. We are very disappointed in our performance and are taking every necessary step and precaution to bring our revenues and bottom line performance back on track for the remainder of the year.

I wish I could sit here and tell you that the sole reason for our below target results was the economic slowdown in technology spending, which hit the enterprise software market especially hard. However, I don't believe the tough economic climate is the only reason for our weak performance. It was only one contributing factor. While the economy and technology spending levels are outside of our control, there were other internally-focused initiatives that could have--and should have--been better executed to ease the effects of the down economy.

For example,
        . Our international sales operations were not brought on line as quickly as we had anticipated, thereby impacting first quarter revenues.
        . We did not launch new pricing structures and product bundlings as quickly as market conditions demanded.
        . Hard analysis of our sales team called attention to some missing critical skill sets and lower sales activity levels that directly affected revenues.
        . And, while we had early market traction with our IT asset management solution, Enterprise Insight, in Q3 of last year, revenues for this product fell off considerably in the past two quarters.

Retrospectively, these are the areas where Tangram's performance fell short in Q1. However, let me reiterate-- this performance is not acceptable, and we are fully committed to making the changes necessary to build revenue and return us to profitability by year end.

In moving towards this goal, we have taken measures to reduce our cost structure, bringing it more in line with current market realities and revenue projections. While this was not an easy decision, with the economic outlook still uncertain, we believe that it was particularly important for us to make these necessary cost reductions. Beyond changes to our cost base, we are also taking decisive steps to realign and refocus every aspect of Tangram's business operations to most efficiently execute on our strategy.

At the present time, with these changes in mind, we remain optimistic that we will still be able to deliver revenue growth and profitability in 2002.

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Now, I'd like to turn the call over to Ron Nabors who will discuss some specific initiatives underway at Tangram.

Ron Nabors:

Thanks Norm.  And good morning to everyone.

As we wrapped up 2001 and looked forward, we were very bullish about our projected Q1 performance. Our asset management strategy had been validated by the market and the industry analysts. Our European strategy was well underway. We had experienced double digit growth in our core IT asset management offerings. And we were beginning to see some sparks of general economic recovery.

However, as is widely publicized, the technology sector has not recovered at quite the pace we expected or hoped, and the first quarter presented a very challenging business environment for most technology companies. There are many, many software companies struggling right now as a result of the significant technology downturn. And, as Norm said, Tangram too was affected.

Nevertheless, we will not allow outside conditions to impact our execution or revenue performance, and we are still projecting financial growth in the coming quarters. I'd like now to share with you some of the steps we are taking to mitigate the effects of lower IT spending and to build revenue such that we can show growth year over year.

1. Looking first at Tangram's product offering, we remain committed to delivering best-of-breed asset management technology to the market. To this end, we have recently released an integrated Asset Insight and Enterprise Insight solution. Why is this important? Because the real power of asset management is only realized when you can obtain a single, comprehensive picture of the enterprise IT asset base. With the integration of our two best-of-breed products, our customers can now quickly and automatically merge the more technical hardware and software data--provided by Asset Insight--with the financial and contractual information managed by Enterprise Insight. By seamlessly merging the two sets of asset information into one, our customers are receiving a higher value solution that allows them to realize even greater returns on technology investments and address key business issues, such as software license compliance and employee productivity. Through this new high-value solution, we believe that we will be able to improve our software and services sales and build higher levels of revenue in the coming quarters.

2. We have also just released a new version of Asset Insight express, our tracking solution targeted at small to medium sized businesses. In bringing this new version to market, we worked closely with our customers to determine their needs and how to most effectively enhance the product. Based on customer response to the new version thus far, as well as the rich opportunities in this untapped market space, we anticipate the ramp up of Asset Insight express sales in the coming quarters.

3. Building new services offerings will also be a point of focus in the coming quarters, as we intend services revenues to become an increasingly larger percentage of our overall revenue stream. Services will be targeted at helping time-and resource-constrained IT

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     organizations optimize their return on technology investments and rapidly respond to business concerns in the most cost-effective and reliable manner.

4. We are also investigating different product and services bundlings that will provide high-value purchasing incentives to our customers. Given that in these tough economic times organizations are carefully controlling their expenditures, we are evaluating more flexible and creative pricing structures, such as subscriptions, rentals, and managed service offerings that would be easier for our customers to get approved for acquisition.

5. As a further alternative revenue stream, we are also accelerating technology and marketing partnerships with some best-of-breed companies that will expand our market exposure and provide us very promising joint selling opportunities.

6. We are also continuing to target specific vertical markets that have been identified as having increased IT budgets in 2002. These markets--some of which are government agencies, healthcare, and pharmaceuticals--have very acute business pains around IT security and risk control that can be addressed through an IT asset management initiative.

7. On the European front, our direct team is in place and we are now fully executing our international strategy. As we announced in late March, we have brought on board a very talented and experienced VP of European Operations, David Jones. David comes to us from KPMG in the UK where he was instrumental in developing and managing KPMG's sales operations and partner alliances. As Tangram's head of European operations, David is tasked with building a solid European revenue stream through strategic distributor partnerships and customer care programs.

8. Tangram has also finalized partner agreements with some of the most customer-focused IT distributors across Europe, including partners in U.K., Ireland, Italy, Spain, Portugal, Switzerland, Scandinavia, and Germany. All of our European partners have worked closely with Tangram to develop a specific business plan for our market, and are currently in full force execution of those plans. With a typical selling cycle of six to nine months, we anticipate seeing positive revenue results from the European markets in the last half of this year. Outside of Europe, I should also mention that we are very close to finalizing our first agreement with a key distributor in the Asia Pacific region.

9. Finally, looking more internally, we are at this time evaluating every member of our direct sales force to determine whether they have the necessary skills, drive, and attitude to take us where we need to go. We are taking a very hard look at where we need to upgrade skill sets, where we may need to replace skill sets, and how we can drive higher levels of sales activity. Let me assure you that we are not taking half measures to get our sales team and revenues on track.

Before I turn the call back over to Norm for closing remarks, I'd like to emphasize for you once again that we are encouraged by the changes and initiatives taking place at Tangram today. Through these changes, and through strict execution of our strategy, we believe that 2002 as a whole will bring positive results.

Thank you. I'll now turn the call back over to Norm.

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Norm Phelps:
Thanks Ron.

As we wrap up, I'd like to leave you with these thoughts.

Through multiple sources--customers, prospects, and industry analysts--we know that our technology is best-of-breed in this market. We know that our phased sales approach, which puts the customer at the heart of the solution, is unique and very well received in the market. We know that we have a satisfied and loyal customer base. We know that IT asset management is a sizeable yet under-penetrated market. And we know that at some point technology spending will again be on the rise.

With all of these factors taken into consideration, and with all of the changes and initiatives underway at Tangram right now, I believe that Tangram will be able to deliver increased shareholder value and a return to profitability this year.

On behalf of the Tangram management team, I would like to express my appreciation for your continued support and interest.

With that, John, Ron, and I will be glad to respond to any questions you may have.

Questions & Answers

Operator: We will now begin the question-and-answer session. To place yourself into the question queue, please press "*1" on your touch-tone phone. If you are using a speakerphone, please pick up your handset and then press "*1." Please go ahead if you have any questions. Your first question comes from Sam Robotski. Please go ahead.

Sam Robotski: Yes, gentlemen, hi. In reviewing your current first quarter and your expectation for profitability in the fourth quarter, how do you get there? Do you expect license fees to increase? They're down relative to the end of last year as compared to services, which presumably has more profitability. And do you feel you may need to merge with another company or make an acquisition to grow the business?

Norm Phelps: I'll ask John to respond to this as well. First of all, our business is seasonal. So to compare the first quarter to the fourth quarter of last year is...

Sam Robotski: No, I'm comparing it to the total year. In other words, service revenue was fifty percent; license revenue was fifty percent.

Norm Phelps: Okay, I got you. It's obviously our expectation that we will be able to increase our revenues this year over where we were in the first quarter. We have taken steps with our cost structure that we believe places our cost structure in line with the current economic environment. And if those two things happen -- our control of costs, which we can control, and the license sales -- then we expect that we will be profitable by year end. Let me ask if John wants to add anything to that.

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John Nelli: No, I just want to reiterate that the second half of last year, looking out at the economy and the projections of reduced, if not flat, spending in IT, we took measures to adjust our cost structure and organization to be able to deliver higher bottom line performance in light of the reduced spending. So the company has taken measures to cut both its cash burn, as well as its expense operating costs.

Sam Robotski: So, your pipeline for licenses, is it higher than at this time last year? The same? Is it lower? What does your pipeline look like?

Ron Nabors: Considerably higher than it was at this time last year, and that is by a considerable amount. Our pipeline is not going down. The decisions from customers are being delayed. Fortunately, we're not losing any significant amount of business to our competitors. And I might add that every one of our competitors in this space is having a similar experience to Tangram. So our pipeline is very, very healthy.

Sam Robotski: And do you feel you need to look for acquisitions or mergers? And, for example, you didn't present the balance sheet, but your equity at the end of the year was $5,241,000; and after a loss of $485,000, your equity is, like $4,756,000. Do you need more capital? What do you think the status of your balance sheet is, relative to growing and any merger or acquisitions?

John Nelli: Our balance sheet is -- remains reasonably strong in relation to the end of the year. Capital, shareholders equity is approximately $5.1 million. We have over 2.6 million available under our line. There was no borrowing there in the first quarter. We have made a draw in the month of April, so our cash position is still strong. And we feel that we have sufficient capital to fund operations throughout the rest of this year.

Sam Robotski: As far as acquisitions or mergers, what's your thoughts on that? Has Safeguard given you any kind of direction, or have they discussed having a larger percentage or something as far as their interest in Tangram?

Norm Phelps: Well, let's take that as a two-part question. First, we have no active program underway for acquisitions. Our focus has been to return the company to growth and profitability. And once we have done that and have our share price at what we consider to be a more reasonable share price, then certainly we would consider acquisitions. But in today's market, where we are, I'd have to tell you, we are not aggressively looking at acquisitions. And if one presented itself, we wouldn't run away from it; but it is not something we're out actively seeking.

Sam Robotski:  Okay.

Norm Phelps: Our relationship with Safeguard, I think, is the same as it has always been. They've been our principal shareholder, continue to be so, and continue to provide us with a revolving line of credit that we draw down on from time to time as we need working capital.

Sam Robotski: Which is kind of good--to have that availability. Now with your stock trading under a dollar, do you have any warnings from NASDAQ to get onto the bulletin board? Or what's your approach relative to that?

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Norm Phelps: The answer to that is yes. As you know, under the new NASDAQ rules, they will give you a warning, and then you have six months, in effect, to rectify the situation. And in our case, being below a dollar is what has driven us on the warning list. So that six-month period would expire, I believe, in October.

Sam Robotski: And what is your plan to get above a dollar?

Norm Phelps: Driving our results to where we're more attractive to shareholders.

Sam Robotski: Okay. Well, good luck.

Norm Phelps: Okay. Thank you.

Sam Robotski: Thank you.

Operator: Once again, if there are any questions, please press "*1" on your touch-tone phone. Your next question comes from Kenneth Cohen. Please go ahead.

Kenneth Cohen: Good morning, gentlemen.

All: Good morning.

Kenneth Cohen: The question I have is, most analysts are expecting IT spending to pick up in the second half. Is spending on IT management--basically your products--on top of the list for these dollars, or where would they be? And I do have a second part to my question. Also, do you see any positive effects from the problems at Peregrine?

Ron Nabors: Ken, I'll address those two points very quickly. Number one, in fact, I just returned from a business show on the West Coast. And as you know, we work with analysts very closely. Analysts do, indeed, expect IT spending to ramp up in the second half. And they would position asset management within the top tier of business issues that IT organizations are looking at. And some of the recent events in history have positioned IT asset management as a more credible business need, particularly as it relates to business recovery, business security, and what have you. So we expect a resurgence in the second half of the year on spending. As far as the untimely results of one of our competitors, I don't want to make any negative comments about our competitors except to say that some of our customers and some feedback in the market has caused some renewed interest in Tangram due to a lack of, or some concerns at least, around the financial stability of a couple of our competitors.

Kenneth Cohen: Thank you very much.

Ron Nabors: You bet.

Operator: Your next question comes from Sam Robotski. Please go ahead.

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Sam Robotski: Yes. Hi. Just one other thing. As far as your investment program to meet analysts, etcetera, do you expect do be in the New York area soon? And what are your plans as far as meeting with analysts to tell your story?

Norm Phelps: We don't have a current trip scheduled to New York, although John and I were talking about that this morning, that we may try to get up to New York in the next few weeks. We have not had an aggressive program going out and talking to the analyst community. And when Ron uses "analysts," he's really referring to Gartner and Giga, as opposed to the stock analysts and the financial analysts. We have not had an active program to pursue them. And one of the reasons -- which I sometimes get criticized for -- but one of the reasons that I've always had for that is, I would rather speak to them from a little more strength than where we were. I'd like to see us growing and be profitable. And that would be, you know, very concrete signs that our strategy is working, we're executing it well, and we would be a company that somebody ought to pay attention to and be interested in.

Sam Robotski: Yes. I guess I would look forward to meeting you in New York when you do come. And further, I guess, it's important, I guess, when you make releases, to have the balance sheets connected to it. I know you'll be filing it with the 10Q. And eventually, if you could turn it around and make profits, I guess at that point in time everybody would want to look to you. But I guess with your stock trading under a dollar, I think you need a little more support, and to get an even flow support, versus a rather sharp up and down when you may have turned around. So that's just my comment to you.

Norm Phelps: Yes, thank you, and we certainly will call you when we schedule a trip to New York.

Sam Robotski:  Okay, thank you.

Operator:  And your next question comes from Jack Gilbert.  Please go ahead.

Jack Gilbert: Norm?

Norm Phelps:  Yes.

Jack Gilbert: Last year at this time we talked about being profitable by this year. And now we have the same announcement this year--by the end of the year we're supposed to be profitable.

Norm Phelps: Jack, you're misunderstanding that. We probably didn't make that very clear. When I say "profitable," I mean for the whole year. The net bottom line for the whole year, my expectation is we will show a profit this year. That's what we're driving for.

Jack Gilbert:  Right, that's what I thought I heard was for last year.

Norm Phelps: No, last year we were driving to get to a profitable position by the end of the year. And so we wanted to see our last half of the year being profitable. We did not expect to be profitable enough to recover from the first half losses. So I guess we probably haven't communicated that very clearly, and I apologize for that.

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Jack Gilbert: Okay. One more, just the last question. It's a hard question to ask, but -- and I know you're cutting expenses--have there been any executive salaries cut until you are profitable?

Norm Phelps: Well, from an executive salary -- all salaries have been frozen, all bonuses eliminated. So we haven't actually gone to a cut in base pay. But we have eliminated the bonuses and any merit increases and things like that.

Jack Gilbert: Okay. And -- okay. I just think it's very important, obviously, to get to profitability and to keep our stock on NASDAQ. I think I've mentioned that a number of times. And whatever it takes to get there I think is important.

Norm Phelps: I agree. And if you remember, back last year, we considered doing a reverse split. But we would like to avoid that if we could possibly do that.

Jack Gilbert: Okay. That's all my questions.

Operator: There are no further questions at this time, sir.

Norm Phelps: Again, I'd like to thank everybody for participating and listening in, and appreciate the questions. Sometimes we don't get very many, but we do enjoy them. And again, we look forward to talking to you at the end of the second quarter and seeing the numbers going in the right way. Thanks.

Operator: This concludes today's conference call. Please disconnect your lines and have a great day.

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